Exhibit 10.3

RETENTION AND SEVERANCE AGREEMENT

RETENTION AND SEVERANCE AGREEMENT (this “Agreement”), dated as of May 14, 2007 by and between 21st Century Insurance Group, a Delaware corporation (the “Company”) and Michael T. Ray (the “Employee”).

WHEREAS, Employee is a key employee of Company;

WHEREAS, Company, American International Group, Inc., a Delaware corporation (“Parent”), and AIG TW Corp., a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Subsidiary”) have entered into an Agreement and Plan of Merger, dated as of May 15, 2007 (the “Merger Agreement”) pursuant to which the Merger Subsidiary will merge with and into the Company (the “Merger”);

WHEREAS, pursuant to the consummation of the transactions contemplated by the Merger Agreement, Employee is expected to dispose of Employee’s ownership interest in the Company and receive an early payout of Employee’s interest in Company’s Supplemental Executive Retirement Plan; and

WHEREAS, Company desires to provide incentives for Employee to remain employed by Company and its subsidiaries following the Closing Date of the Merger as defined in the Merger Agreement (the “Closing Date”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Employee’s Duties.  Employee shall perform his duties with Company and its subsidiaries diligently and to the best of his ability.  Employee shall use his best efforts to assist Company in the integration of the businesses of Company and Parent and the continued operation of the business of Company.  If, with the consent of Employee, the employment of Employee is transferred to Parent, all references to “Company” in this Agreement (other than in the recitals at the beginning thereof) shall be understood to refer to “Parent” except where otherwise required by the context.

2.                                       Retention Payment.  If Employee remains employed by Company or its subsidiaries on the first anniversary of the Closing Date, then Company shall pay to Employee in a lump sum within five (5) business days thereafter, an amount equal to $437,500  (the “Retention Payment”).

3.                                       Termination Prior to Twelve Month Anniversary of Closing Date.

(a)                                  If Company and its subsidiaries terminate the employment of Employee for Cause (as defined herein) prior to the first anniversary of the Closing Date, or if Employee terminates employment with Company and its subsidiaries prior to the first anniversary of the Closing Date for any reason other than Good Reason (as defined herein), Employee will not be eligible for any payment under this Agreement.

(b)                                 If Company and its subsidiaries terminate the employment of Employee without Cause after the Closing Date and prior to the first anniversary of the Closing Date, or if Employee terminates employment with Company and its subsidiaries prior to the first anniversary of the Closing Date for Good Reason, then subject to Employee’s continued compliance with Section 8 of this Agreement and provided Employee does not make an Election (as defined below), Company shall:

(A) pay to Employee an amount equal to $875,000 (such amount, the “Severance”). The Severance shall be payable in equal monthly installments (each, a “Severance Installment”) over the twelve (12) month period commencing no earlier than the second of Company’s standard payroll dates falling after such termination; provided, however, that, if necessary to avoid the application of Section 409A of the Code to the Severance, Employee shall not receive any installment payment until the first scheduled payroll date that occurs more than six months following the date of termination of employment (the “First Payment Date”), and, on the First Payment Date, Company will pay Employee an amount equal to the sum of all Severance Installments that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A; and

(B) provide continued health and life insurance benefits for Employee and his spouse and dependents, if any, for a 24 month period following the date of Employee’s termination of employment, on the same basis as such benefits were provided during Employee’s employment with Company; provided, that  Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Employee becomes eligible for such benefits from another employer.

(c)                                  For purposes of this Agreement, “Cause” shall mean, (i) the continued failure by Employee (other than any such failure resulting from (A) the Employee’s incapacity due to physical or mental illness, or (B) the Company’s obstruction of the performance of the Employee’s duties and responsibilities) to perform substantially the duties and responsibilities of Employee’s position with the Company after a written demand for substantial performance is delivered to the Employee by the Board of Directors of Company (the “Board”), which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed such duties or responsibilities and suggests corrective action that is capable of being implemented within a reasonable period; (ii) the conviction, or plea of guilty or nolo contendere, of Employee by a court of competent jurisdiction for felony criminal conduct;  (iii) Employee’s intentional misconduct or gross negligence in connection with Employee’s duties, or an act of fraud or material act of dishonesty by Employee, or (iv) Employee’s material violation of a provision of Parent’s Code of Conduct, as such code of conduct or its equivalent policies may be in effect from time to time.

(d)                                 For purposes of this Agreement, “Good Reason” means: (i) a significant adverse change in the nature or scope of Employee’s Company-related authority or duties,  (ii) a significant reduction in compensation or benefits provided by  Company, or (iii) the geographical location where Employee is required to perform principal duties is moved to a location more than fifty (50) miles from such location existing at the date hereof; provided that, a termination by Employee with Good Reason shall be effective only if, within sixty (60)  days following Employee’s first becoming aware of the circumstances giving rise to Good Reason, Employee delivers a notice of termination for Good Reason by Employee to Company, and Company within thirty (30) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason. For purposes of this paragraph 3(d), Employee acknowledges and agrees that Good Reason shall not be deemed to occur (A) solely on account of Company no longer being a publicly traded entity, (B) solely as a result of the Merger or (C) as a result of Employee having to undertake reasonable business travel, including travel to Delaware to implement the integration of Company with Parent.

4.                                       Termination Between First Anniversary and Third Anniversary of Closing Date.   If Company and its subsidiaries terminate the employment of Employee without Cause between the first anniversary of the Closing Date and the third anniversary of the Closing Date, or if Employee terminates employment with Company and its subsidiaries for Good Reason between the first anniversary of the Closing Date and the third anniversary of the Closing Date, then subject to Employee’s continued compliance with Section 8 of this Agreement and provided Employee does not make an Election (as defined below), Company shall:

(a)                                  pay to Employee the amount of $437,500 (such total sum shall be referred to as the “Subsequent Severance”).  The Subsequent Severance shall be payable in equal monthly installments over the twelve (12) month period commencing no earlier than the second of Company’s standard payroll dates falling after such termination (the “Subsequent Severance Installments”); provided, however, that, if necessary to avoid the application of Section 409A of the Code to the Subsequent Severance, Employee shall not receive any installment payment until the First Payment Date and, on the First Payment Date,  Company will pay Employee an amount equal to the sum of all Subsequent Severance Installments that would have been payable in respect of the period preceding the

First Payment Date but for the delay imposed on account of the aforementioned Section 409A; and

(b)                                 provide continued health and life insurance benefits for Employee and his spouse and dependents, if any, for a 24 month period following the date of Employee’s termination of employment, on the same basis as such benefits were provided during Employee’s employment with Company; provided, that Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Employee becomes eligible for such benefits from another employer.

5.                                       Release.  Notwithstanding any other provision of this Agreement to the contrary, Employee acknowledges and agrees that any and all payments and benefits to which Employee is entitled under Sections 3 and 4 of this Agreement are conditioned on and subject to Employee’s execution of a general release and waiver, substantially in the form attached as Exhibit A hereto.

6.                                       Effect on Severance Benefits.  This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement and, without limiting the effect of the foregoing, specifically supersedes any individual Retention Agreement, employment agreement (including, but not limited to, any individual hire agreement), severance agreement and Company’s Executive Severance Plan. Notwithstanding the foregoing, nothing in this Agreement shall affect Employee’s entitlements pursuant to the Company’s Supplemental Executive Retirement Plan

7.                                       No Alienation.  Employee shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon the benefits provided under this

Agreement, and such benefits shall not be assignable in anticipation of payment whether by voluntary or involuntary acts, or by operation of law, other than the law of descent and distribution.

8.                                       Non-Competition; Non-Solicitation.  Employee acknowledges and recognizes the highly competitive nature of the businesses of Company, Parent and their subsidiaries and accordingly agrees as follows:

(a)                                  While employed by Company and for a period of twelve (12) months following the date Employee ceases to be employed by Company (the “Restricted Period”), Employee will not directly or indirectly, on behalf of any person or entity other than Company, (u) engage in any “Competitive Business” (defined below), (v) enter the employ of, or render any services to, any person engaged in any Competitive Business with respect to such business, (w) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (x) interfere with business relationships (whether formed before or after the Closing Date) between  Company and customers or suppliers of, or consultants to, Company, (y) solicit, contact, communicate or attempt to communicate with, regarding products or services offered or proposed to be offered by Company, any customer or client or prospective customer or prospective client of Company (for purposes of this Section 8, “customer or client” shall not include insurance brokers) or (z) regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant or agent of Company (or who was an employee of Company within the prior 12 months) to terminate his or her employment or other relationship with Company or to leave its employ or other relationship with  Company for any engagement in any capacity or for any other person or entity; provided, however, that Employee may elect to waive receipt of the Severance and Subsequent Severance (the “Election”), in which case Sections 8(a)(u), 8(a)(v) and 8(a)(w) will not apply to the Employee; and provided, further, that Sections 8(a)(u), 8(a)(v) and 8(a)(w) shall not apply to Employee if (i) Employee’s employment is terminated by Company for Cause pursuant to Section 3(c)(i) in the definition of Cause, or (ii) Employee terminates his employment without Good Reason, and in each case Employee receives no severance benefit.

(b)                                 For purposes of this Section 8, Company shall be construed to include Parent, Company and its affiliates.

(c)                                  For purposes of this Section 8, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the personal auto insurance business.

(d)                                 Notwithstanding anything to the contrary in the Agreement, Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(e)                                  Employee shall not, without the prior written consent of  Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by Company, in furtherance of the business of and for the benefit of Company; provided that Employee may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; provided, further, that in the event that Employee is ordered by a court or other government agency to disclose any Confidential Information, Employee shall (i) promptly notify  Company of such order, (ii) at the written request of Company, diligently contest such order at the sole expense of Company as expenses occur, and (iii) at the written request of  Company, seek to obtain, at the sole expense of Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 8(e), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans, employees, officers, directors and other non-public, proprietary and confidential information relating to the business of Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof) including, but not limited to, the terms of this Agreement. Upon termination of Employee’s employment with Company, Employee shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information.

(f)                                    Employee understands that the provisions of this Section 8 may limit his ability to earn a livelihood in a business similar to the business of Company but he nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of  Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to Employee. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section 8 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(g)                                 It is the intention of the parties hereto that the restrictions contained in this Section 8 be enforceable to the fullest extent permitted by applicable law.  Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.  Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States, then that state or states shall be eliminated from the territory to which the restrictions of paragraph (a) of this

Section applies and the restrictions shall remain applicable in all other states of the United States.

9.                                       Withholding.  Company may withhold from any amount payable under this Agreement any taxes required to be withheld under applicable federal, state or local law.

10.                                 Severability; Effectiveness.  If any provision of this Agreement is found, held, or deemed to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement shall continue in full force and effect.  This Agreement shall be effective as of the consummation of the Merger.  If the Merger is not consummated, this Agreement shall be null and void and of no force or effect.

11.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

12.                                 Costs.  In the event of any contest or dispute relating to this Agreement (other than relating to the enforceability of Section 8(a)), Company shall reimburse all reasonable legal expenses of Employee, upon presentation of appropriate commercial vouchers; provided any such expenses theretofore paid by or on behalf of Company shall be repaid to Company if and to the extent that Employee fails to prevail in such dispute.

13.                                 Jurisdiction and Choice of Forum.  EMPLOYEE AND  COMPANY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE

OR FEDERAL COURT LOCATED IN THE COUNTY OF LOS ANGELES, CALIFORNIA OVER ANY CONTROVERSY OR CLAIM BETWEEN EMPLOYEE AND  COMPANY ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

21st CENTURY INSURANCE GROUP

By:	/s/ Bruce W. Marlow
	Name:	Bruce W. Marlow
	Title:	President and Chief Executive Officer

/s/ Michael T. Ray
Michael T. Ray

May 14, 2007
Date

RELEASE OF CLAIMS

1.                                       Release of Claims

In consideration of the payments and benefits described in Sections 3 and 4 of the Retention and Severance Agreement (the “Retention and Severance Agreement”), dated May 14, 2007, by and between Michael T. Ray (“Employee”) and 21st Century Insurance Group (the “Company”) and to which Employee agrees Employee is not entitled until and unless he executes this Release, Employee, for and on behalf of himself and his heirs and assigns, subject to the following three sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Employee ever had, now has or may have against the Company, American International Group, Inc. (“Parent”), or any of their subsidiary companies, shareholders, successors, assigns, directors, officers, partners, members, employees or agents, or any benefit plan sponsored by such company (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Employee signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Employee acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Employee does not waive or release claims with respect to the right to enforce the Retention and Severance Agreement (the “Unreleased Claims”). Notwithstanding the foregoing, Employee does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Employee and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy. Nothing herein modifies or affects any vested rights that Employee may have under the American International Group, Inc. Retirement Plan, the Company’s Supplemental Employee Retirement Plan, any 401(k) or other incentive savings plan, with respect to any equity compensation or other employee benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act.

2.                                       Proceedings

Employee acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Employee represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

3.                                       Time to Consider

Employee acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.                                       Revocation

Employee hereby acknowledges and understands that Employee shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA), in writing to the General Counsel of the Company and with a copy to the General Counsel of Parent, and that neither the Company nor any other person is obligated to provide any benefits to Employee pursuant to Section 3 or 4 of the Retention and Severance Agreement until eight (8) days have passed since Employee’s signing of this Release without Employee having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Retention and Severance Agreement. If Employee revokes this Release, Employee will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.                                       No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Employee or the Company.

6.                                       General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Employee and the Releasees.

7.                                       Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles.

8.                                       Jurisdiction and Choice of Forum

Employee and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Los Angeles, California over any controversy or claim between Employee and the Company arising out of or relating to or concerning this Release.

IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand as of the day and year set forth opposite his signature below.

DATE	Michael T. Ray